Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

MARK FLAHERTY AND MARK WINKELMAN JOIN GOLDMAN SACHS

BOARD OF DIRECTORS

NEW YORK, December 19, 2014 — The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced the appointments of Mark A. Flaherty and Mark O. Winkelman as independent directors of the firm, effective December 18. The appointments of Messrs. Flaherty and Winkelman expand the Board to 14 directors, 11 of whom are independent directors. Messrs. Flaherty and Winkelman will both be members of each of the Board’s Audit, Risk and Corporate Governance, Nominating and Public Responsibilities committees.

“We are very fortunate to have Mark Flaherty and Mark Winkelman join our board,” said Lloyd C. Blankfein, Chairman and CEO. “Mark Flaherty’s more than two decades of experience in investment management is a valuable addition to our board. Having helped lead one of the largest institutional investors in the world, Mark has a deep and varied understanding of many of the issues our board regularly manages. Mark Winkelman has worked in a variety of different capacities in the capital markets and has demonstrated exceptional judgment, market knowledge and risk management during the course of his career. Our board will benefit immensely from his understanding of global markets and economies. I appreciate their willingness to serve on our board of directors.”

Mr. Flaherty is retired from Wellington Management Company, an investment management company, where he served as vice chairman from 2011 to 2012, director of global investment services from 2002 to 2012 and partner and senior vice president from 2001 to 2012. Prior to joining Wellington, from 1991 to 1999 Mr. Flaherty worked at Standish, Ayer and Wood, an investment management company, serving variously over the course of his tenure as a director of equity trading, a partner and an executive committee member, and from 1987 to 1991 Mr. Flaherty served as director of equity trading at Aetna, a diversified healthcare benefit company. Mr. Flaherty is a member of the boards of trustees of Providence College and The Newman School. Mr. Flaherty is a graduate of Providence College.

Mr. Winkelman currently serves on the board of directors of Anheuser-Busch InBev, including on its audit and finance committees. Mr. Winkelman served as operating partner of J.C. Flowers & Co., a private investment firm focusing on the financial services industry, from 2006 to 2008. Mr. Winkelman also worked in various positions at Goldman Sachs, including as a member of the Management Committee, co-head of the fixed income division and head of the J. Aron Division, having joined the firm in 1978 and retired in 1994. Prior to that, Mr. Winkelman was a senior investment officer at The World Bank from 1974 to 1978. Mr. Winkelman serves as a trustee on the board of the University of Pennsylvania, and is chairman of the board of Penn Medicine. Mr. Winkelman is a graduate of Erasmus University in the Netherlands and received an MBA from The Wharton School at the University of Pennsylvania.

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The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Media Contact: Jake Siewert	Investor Contact: Dane Holmes

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